Exhibit 10.16

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

The board of directors (the “Board”) of Catabasis Pharmaceuticals, Inc. (the “Company”) has approved a non-employee director compensation program to be effective at the time of the Company’s initial public offering. Under this non-employee director compensation program, the Company will pay its non-employee directors retainers in cash.  Each non-employee director will receive a cash retainer for service on the Board and for service on each committee of which the director is a member. The chairmen of the Board and of each committee will receive higher retainers for such service. The amounts of the retainers are as follows:

	Member Annual Retainer	Chairman Annual Retainer
Board of Directors	$35,000	$25,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$3,000	$7,000

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter during which the director was not serving and (ii) no retainer shall be payable in respect of any period prior to the effective date of the registration statement relating to the Company’s initial public offering and the first payment after such effective date shall be prorated therefor.  The Company will also reimburse its non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

Under the Company’s non-employee director compensation program, each non-employee director that is serving on the Board upon the closing of the Company’s initial public offering will receive an option to purchase 142,564 shares of the Company’s common stock.  Each of these options will vest as to one-third of the shares of our common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of the Company.  In addition, each director elected to the Board after the closing of the Company’s initial public offering will receive an option to purchase 142,564 shares of the Company’s common stock. Each of these options will vest as to one-third of the shares of our common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of the Company.  Further, on the date of the first Board meeting held after each annual meeting of stockholders, each director that has served on the Board for at least six months will receive an option to purchase 57,025 shares of the Company’s common stock. Each of these options will vest in full on the first anniversary of the date of grant unless otherwise provided at the time of grant, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of the Company.

The exercise prices of the options granted under the Company’s non-employee director compensation program will equal the fair market value of the Company’s common stock on the date of grant.